Exhibit 99.2

Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
http://www.humana.com

FOR MORE INFORMATION CONTACT:

Regina Nethery
Humana Investor Relations
(502) 580-3644 e-mail: Rnethery@humana.com

Tom Noland
Humana Corporate Communications
(502) 580-3674 e-mail: Tnoland@humana.com

Humana Reports Fourth Quarter 2015 Financial Results;

Provides 2016 Financial Guidance

•	Adjusted EPS(a) of $7.75 for full year 2015 and $1.45 for 4Q 2015, in-line with management’s expectations

•	During 4Q 2015, the company recorded a premium deficiency reserve totaling $176 million pretax, or $0.74 per share, related to certain of its 2016 individual commercial policies

•	2016 Adjusted EPS(a) guidance of at least $8.85 reflects expected significant improvement in the company’s individual Medicare Advantage business and excludes amortization of identifiable intangibles

•	2016 projected net membership growth in individual Medicare Advantage of 100,000 to 120,000

•	2016 projected net membership growth in stand-alone PDP offerings of 300,000 to 330,000

•	4Q 2015 cash flows from operations up 75 percent from 4Q 2014

LOUISVILLE, KY (February 10, 2016) – Humana Inc. (NYSE: HUM) today reported diluted earnings per common share (EPS) for the quarter ended December 31, 2015 (4Q 2015) of $0.67 compared to $0.94 for the quarter ended December 31, 2014 (4Q 2014). For the year ended December 31, 2015 (FY15) the company reported EPS of $8.44 compared to $7.36 for the year ended December 31, 2014 (FY14).

The company has included certain adjusted financial measures throughout this earnings press release. Adjusted pretax income and Adjusted EPS for 4Q 2015 and FY15 and the comparable prior year periods were as follows (a):

Consolidated pretax income (in millions)	4Q 2015	4Q 2014	FY15	FY14
Generally Accepted Accounting Principles (GAAP)	$246	$287	$2,431	$2,170
Premium deficiency reserve (PDR) for certain 2016 individual commercial policies	176	—	176	—
Costs associated with pending transaction with Aetna Inc. (Aetna)	12	—	23	—
Gain related to sale of Concentra Inc. (Concentra)	(3)	—	(270)	—
Expenses associated with early retirement of debt	—	37	—	37
Adjusted (non-GAAP) (a)	$431	$324	$2,360	$2,207

Diluted earnings per common share (EPS)	4Q 2015	4Q 2014	FY15	FY14
GAAP	$0.67	$0.94	$8.44	$7.36
PDR for certain 2016 individual commercial policies	0.74	—	0.74	—
Costs associated with pending transaction with Aetna	0.08	—	0.14	—
Gain related to sale of Concentra	(0.04)	—	(1.57)	—
Expenses associated with early retirement of debt	—	0.15	—	0.15
Adjusted (non-GAAP) (a)	$1.45	$1.09	$7.75	$7.51

The higher year-over-year Adjusted consolidated pretax income for the quarter and full year reflected higher operating results from the Group and Healthcare Services segments and higher investment income associated with the repositioning of the investment portfolio in FY15, partially offset by lower operating results in the Retail segment. Further discussion of the drivers of the business segments’ operating results are discussed in the sections below highlighting each segment.

The higher year-over-year Adjusted EPS for the quarter and full year reflected the same factors impacting Adjusted consolidated pretax income as well as the beneficial impact of a lower share count in 4Q 2015 and FY15 compared to the same periods in 2014, partially offset by a higher effective tax rate associated with the expected increase in the non-deductible health insurance industry fee.

“Our commitment to our integrated care delivery strategy is strong,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. “That commitment combined with the operational corrections we made in 2015 provides us a solid trajectory to achieve our target margins for each of our businesses over time, including 4.5 to 5 percent for individual Medicare Advantage. We will continue to balance our business segment margins with the growth in our Healthcare Services businesses to engage our members and drive quality outcomes, resulting in the greatest enterprise value. Further, we are pleased with progress to date on the pending transaction with Aetna and continue to expect it to close in the latter half of 2016.”

“Humana faced challenges across a number of fronts in 2015,” added Brian A. Kane, Senior Vice President and Chief Financial Officer. “However, the strength of our clinical model together with strong administrative cost discipline helped us not only manage these challenges in 2015, but together with targeted pricing and other operational actions, helped position us for meaningful margin improvement in our core individual Medicare Advantage business for 2016 as well as attractive growth in both revenues and EPS in 2017 and beyond.”

2016 Earnings Guidance

Humana expects Adjusted EPS for the year ending December 31, 2016 (FY16) of at least $8.85 as noted below. For comparability to FY16 Adjusted EPS guidance, FY15 Adjusted EPS is recast below to also adjust for the exclusion of amortization of identifiable intangibles to align with reporting methods used across the managed care sector.

Diluted earnings per common share	FY16E	FY15 Recast
GAAP	$8.53	$8.44
PDR for certain 2016 individual commercial policies	—	0.74
Costs associated with pending transaction with Aetna	To be determined	0.14
Gain related to sale of Concentra	—	(1.57)
Amortization of identifiable intangibles	0.32	0.39
Adjusted (non-GAAP) (a)	$8.85	$8.14

The more significant items impacting expected Adjusted EPS for FY16 versus Adjusted EPS for FY15 are summarized as follows:

Significant items expected to impact year-over-year change	Estimated EPS
Recast FY15 Adjusted EPS	$8.14
Projected change in operating performance:
Individual Medicare Advantage	1.18
Individual commercial including the beneficial effect of the PDR	0.99
Healthcare Services segment excluding provider services business	0.15
Group Medicare Advantage	(0.61)
Provider services businesses excluding Concentra	(0.17)
All other operations, net (b)	(0.30)
Lower earnings from sale of Concentra in June 2015	(0.10)
Investment income	(0.43)
Projected FY16 Adjusted EPS	$8.85

Additionally, as previously disclosed, as a result of the pending transaction with Aetna, the company suspended its share repurchase program on July 2, 2015 and thus the company does not anticipate any benefit from share repurchase activity in FY16. In September 2014, the company’s Board of Directors approved a new $2 billion share repurchase authorization that replaced its previous $1 billion authorization. Share repurchases in the latter part of 2014 and the first half of 2015 under the new authorization resulted in $0.30 per share of higher earnings for FY15.

First quarter 2016 Adjusted EPS is projected to be at least $1.80, reflecting the change in quarterly seasonality related to the PDR as well as the impact of the leap year. Adjusted EPS for the remaining quarters of 2016 is expected to generally mirror the percentage distribution of Adjusted EPS among the last three quarters of FY15.

Aetna Transaction

As previously announced, Humana entered into a definitive merger agreement with Aetna on July 2, 2015 under which, at the closing, Aetna will acquire each outstanding common share of Humana for $125 in cash and 0.8375 of an Aetna common share. At separate special stockholder meetings each held on October 19, 2015, Humana stockholders approved the adoption of the Aetna merger agreement and Aetna shareholders approved the issuance of the Aetna common stock in the transaction.

The transaction is subject to customary closing conditions, including the expiration of the Hart-Scott-Rodino anti-trust waiting period and approvals of certain state Departments of Insurance and other regulators. The company continues to expect the transaction to close in the second half of 2016.

Conference Call

Given the pending transaction with Aetna, the company is not hosting a conference call in conjunction with its 4Q 2015 earnings release and does not expect to do so for future quarters. Please direct any questions regarding this earnings release to Humana Investor Relations or Humana Corporate Communications.

Humana Consolidated Highlights

Consolidated revenues

Consolidated revenues (including investment income) for 4Q 2015 were $13.36 billion, an increase of $1.03 billion, or 8 percent, from $12.33 billion in 4Q 2014, with total premiums and services revenues for 4Q 2015 of $13.23 billion increasing $996 million, or 8 percent, from $12.23 billion in 4Q 2014. The year-over-year increase in premiums and services revenues primarily reflected higher Retail segment revenues. In addition, investment income of $136 million in 4Q 2015 increased $37 million, or 37 percent, from $99 million in 4Q 2014 as the company substantially completed the previously-disclosed repositioning of its investment portfolio.

Consolidated revenues for FY15 increased $5.79 billion, or 12 percent, to $54.29 billion from $48.50 billion in FY14 with total premiums and services revenues for FY15 of $53.82 billion also up 12 percent, increasing $5.69 billion from $48.12 billion in FY14. Investment income for FY15 of $474 million increased $97 million, or 26 percent, from $377 million in FY14. The year-over-year changes in the components of consolidated revenues for FY15 versus FY14 were primarily attributable to the same factors impacting the year-over-year change for the quarter.

The company anticipates consolidated revenues for FY16 of at least $53.5 billion, down slightly from FY15 consolidated revenues of $54.3 billion primarily due to the previously-disclosed loss of a 145,000-member group Medicare Advantage account on January 1, 2016, the sale of the Concentra business in June 2015 and an expected decline in individual and group commercial membership being only partially offset by higher projected individual Medicare Advantage and stand-alone PDP membership as well as commercial premium increases. Excluding approximately $1.70 billion in revenues associated with this group Medicare Advantage account and $412 million of revenues from Concentra in FY15, projected consolidated revenues are projected to be slightly higher for FY16 than in FY15.

Consolidated benefits expense

Consolidated benefit ratio (benefits expense as a percent of premiums)	4Q 2015	4Q 2014	FY15	FY14
GAAP	85.8%	83.4%	84.5%	83.0%
PDR for certain 2016 individual commercial policies	(1.4%)	—	(0.3%)	—
Adjusted (non-GAAP) (a)	84.4%	83.4%	84.2%	83.0%

The 4Q 2015 Adjusted consolidated benefit ratio(a) of 84.4 percent increased by 100 basis points from 83.4 percent for the prior year’s quarter reflecting a higher ratio in the Retail segment partially offset by a lower ratio in the Group segment.

The FY15 Adjusted consolidated benefit ratio of 84.2 percent increased by 120 basis points from 83.0 percent in FY14. The increase primarily reflects higher ratios in both the Retail and Group segments.

Prior period medical claims development (Prior Period Development) impacting the consolidated benefit ratio during FY15 and FY14 was as follows:

Consolidated Prior Period Development (in millions) Favorable (unfavorable)	First quarter	Second quarter	Third quarter	Fourth quarter	Full Year
Prior Period Development from 2014 and prior years recognized in FY15	$194	($16)	$67	($9)	$236
Prior Period Development from 2013 and prior years recognized in FY14	$297	$49	$94	$78	$518

Prior Period Development increased the 4Q 2015 consolidated benefit ratio by 10 basis points versus lowering the ratio by 70 basis points in 4Q 2014, with the year-over-year change due primarily to lower favorable Prior Period Development related to the company’s Medicare Advantage business being more than offset by unfavorable Prior Period Development for the company’s individual commercial business.

Prior Period Development lowered the FY15 consolidated benefit ratio by 50 basis points versus 110 basis points in FY14 primarily driven by the same factors impacting the year-over-year comparison for 4Q 2015.

Consolidated operating expenses

The consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 14.1 percent for 4Q 2015 decreased 320 basis points from 17.3 percent in 4Q 2014, primarily reflected cost management initiatives across all lines of business as well as the sale of Concentra in June 2015, which carried a higher operating cost ratio.

The FY15 consolidated operating cost ratio of 13.6 percent decreased 230 basis points from 15.9 percent in FY14, primarily reflecting the same factors impacting the year-over-year comparisons for the fourth quarter.

Balance sheet

At December 31, 2015, the company had cash, cash equivalents, and investment securities of $11.68 billion, up $782 million from $10.90 billion at September 30, 2015 primarily reflecting the timing of net receipts from the Centers for Medicare and Medicaid Services (CMS) for Part D reinsurance and low income member claim subsidies as well as proceeds from the issuance of commercial paper in 4Q15.

Cash and short-term investments held at the parent company of $1.65 billion at December 31, 2015 increased $619 million from $1.03 billion at September 30, 2015, primarily reflecting the collection of receivables from subsidiaries and proceeds from the commercial paper issuance described above, largely offset by subsidiary capital contributions to fund losses in the individual commercial business, the extension of a loan to refinance outstanding third-party debt for MCCI Holdings, LLC and the payment of stockholder dividends.

Assuming no outstanding commercial paper at December 31, 2016, the company anticipates its cash and short-term investments held at the parent will be in the range of $1.2 billion to $1.5 billion at that time. FY16 dividends to the parent company from subsidiaries are expected to be more constrained than in the past while capital contributions into certain subsidiaries are anticipated to be greater than in prior years, primarily due to losses associated with the individual commercial business (including the PDR) as well as risk corridor receivables not being recognized as admitted assets for statutory accounting purposes.

At December 31, 2015, net receivables of $982 million were associated with premium stabilization programs established under health care reform, commonly referred to as the 3Rs(c). Approximately 62 percent of the total net 3Rs receivables were related to reinsurance recoverables. At December 31, 2015, net receivables (payables) for the 3Rs were as follows:

Net Amounts Accrued for the 3Rs (in millions) Assets (liabilities)	Balances Related to 2014 plan year at 12/31/15	Balances Related to 2015 plan year at 12/31/15	Total Balances at 12/31/15
Reinsurance recoverables	$—	$610	$610
Net risk adjustment settlement	4	(91)	(87)
Net risk corridor settlement (d)	215	244	459
Total Net Amounts Accrued for the 3Rs	$219	$763	$982

Reinsurance recoverables related to the 2015 plan year are anticipated to be collected in 2016. Net risk corridor receivables are anticipated to be primarily collected in future years and thus the related amounts have been classified as long-term receivables as of December 31, 2015.

Days in claims payable (DCP) of 41.6 at December 31, 2015 decreased 1.8 days from 43.4 at September 30, 2015. Provider surplus settlement payouts during 4Q 2015 expensed in prior periods (primarily 2013 and prior) accounted for 1.4 days of the decline with typical quarterly variability in processed and unprocessed claims inventories primarily accounting for the remainder of the change. Provider surplus accruals related to 2013 and prior have now been substantially settled.

Debt-to-total capitalization at December 31, 2015 was 28.5 percent, up 150 basis points from 27.0 percent at September 30, 2015, but below the company’s long-term target range of 30 to 35 percent needed to maintain the company’s investment grade credit rating, providing the company with significant financial flexibility. The sequential change in this ratio primarily reflected higher commercial paper balances outstanding at the end of 4Q 2015 and higher capital from the net impact of 4Q 2015 earnings, partially offset by cash dividends during the quarter. As of December 31, 2015, the company had approximately $299 million outstanding on its commercial paper program compared to $11 million at September 30, 2015.

Cash flows from operations

Cash flows provided by operations for 4Q 2015 were $337 million compared to $193 million in 4Q 2014. This year-over-year change in operating cash flows primarily reflected higher net income excluding the non-cash impact of the PDR as well as favorable changes in working capital accounts.

For FY15, cash flows provided by operations totaled $868 million versus $1.62 billion during FY14. This year-over-year change primarily reflected the unfavorable impact of changes in working capital items and the impact of lower membership growth in FY15 compared to FY14. Consecutively higher membership growth rates have a positive cash flow impact because premiums are generally collected in advance of claim payments.

Share repurchases

As discussed above, in September 2014, the company’s Board of Directors approved a new $2 billion share repurchase authorization with an expiration date of December 31, 2016 that replaced its previous $1 billion share repurchase authorization. Approximately $1.04 billion of the current $2 billion repurchase authorization remains outstanding.

As discussed above, due to the pending transaction with Aetna, the company suspended its share repurchase program on July 2, 2015.

While the company did not repurchase shares during 4Q 2015, during 4Q 2014 the company executed share repurchases of $500 million (including $400 million of shares repurchased under an accelerated stock repurchase program), or approximately 3,829,700 of its outstanding shares.

In FY15, before the suspension of its stock repurchase program on July 2, the company repurchased approximately 1,849,800 shares for $329 million. The company executed repurchases of approximately 5,702,300 shares for $730 million during FY14.

Cash dividends

The company paid cash dividends to its stockholders of $43 million in both 4Q 2015 and 4Q 2014. Cash dividends of $172 million were paid to the company’s stockholders during both FY15 and FY14. In October 2015, the company’s Board of Directors declared a cash dividend of $0.29 per share, totaling $43 million in the aggregate, which was paid on January 29, 2016 to stockholders of record on December 30, 2015.

The company’s ability and intent to continue its quarterly dividend policy is not impacted by the pending transaction with Aetna, although the company has agreed with Aetna that its quarterly dividend will not exceed $0.29 per share prior to closing the transaction.

Humana’s Retail Segment (e)

This segment consists of Medicare benefits, marketed to individuals or directly via group accounts, as well as individual commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and financial protection products. In addition, this segment also includes the company’s contract with CMS to administer the Limited Income Newly Eligible Transition (LI-NET) prescription drug plan program and contracts with various states to provide Medicaid, dual eligible, and Long-Term Support Services (LTSS) benefits. These contracts are collectively referred to as state-based contracts.

Retail Segment Highlights

Individual Medicare Advantage business

The company’s individual Medicare Advantage operating results for FY15 included significant membership growth but were negatively impacted by certain developments related to the company’s product pricing assumptions for 2015. These developments primarily related to lower-than-expected FY15 financial claim recovery levels (included in Prior Period Development) and lower-than-anticipated reductions in inpatient admissions, resulting in a FY15 pretax margin for this business of approximately 3 percent. Claims data from 4Q 2015 and early 2016 indicate that inpatient admissions continue to develop favorably versus expectations and claim recoveries have stabilized. The company is closely monitoring these favorable trends to gain further visibility on clinical cost initiative assumptions included in the company’s FY16 financial guidance.

Stand-alone Prescription Drug Plan (PDP) business

The company’s stand-alone PDP business outperformed the company’s expectations for FY15 due to high levels of membership growth and lower-than-anticipated unit costs for specialty drugs. The company’s Humana-Walmart plan remains a leader in low-price-point products and, according to the January 2016 CMS enrollment report, Humana is now the number one carrier in the country for individual stand-alone PDP offerings.

Group Medicare Advantage business

The company’s group Medicare Advantage business was in line with management’s expectations for FY15. While this business was also impacted by the same factors impacting the company’s individual Medicare Advantage business, that impact was primarily offset by favorable Part D results.

For FY 16, the company is anticipating lower revenues and earnings for group Medicare Advantage, primarily due to the previously disclosed loss of a large profitable account on January 1, 2016 as this account moved to a private exchange. Approximately 50 percent of members from that account selected an individual Humana offering for 2016, with the majority enrolling in a Medicare supplement plan.

Individual commercial business

Similar to other companies’ reported results across the sector, Humana’s operating results for this business were challenged in FY15 primarily due to unanticipated modifications in the program subsequent to the passing of the Affordable Care Act (ACA), resulting in higher covered population morbidity and the ensuing enrollment and claims issues causing volatility in claims experience.

The benefit ratio associated with many of the company’s individual commercial products, in particular ACA-compliant offerings, significantly exceeded its pricing expectations driven primarily by the on-going impact of the transitional policies, special enrollment period exemptions associated with the program and government-mandated product designs that attract higher-utilizing members.

The company took a number of actions during 2015 to improve the profitability of the individual commercial business in 2016. These actions were subject to regulatory restrictions in certain geographies and included:

•	Premium increases related generally to the first half of 2015 claims experience,

•	Discontinuation of certain products and exit of certain markets, and

•	Network improvements, enhancements to claims and clinical processes and administrative cost control.

However, the deterioration in the second half of 2015 claims experience together with 2016 open enrollment results indicating the retention of many high-utilizing members resulted in the company recording a PDR in 4Q 2015 related to certain of its 2016 individual commercial offerings. The company performed a comprehensive evaluation of its ACA-compliant offerings including the potential for continued variability in the factors used to develop its pricing assumptions as it developed its PDR estimate.

For FY15, the company’s individual commercial business incurred a pretax loss that was largely in line with management’s expectations as of the third quarter 2015, excluding the 4Q15 PDR.

In light of the 4Q15 PDR, results for this business for FY16 are expected to primarily include results associated with the wind-down of the legacy (non-ACA compliant) business, including the related release of policy reserves, as well as indirect administrative costs associated with ACA-compliant offerings.

As previously disclosed, the company continues to evaluate its participation in the individual commercial business for 2017.

State-based contracts business

In total, the company’s state-based contract business performed largely in line with management’s expectation for FY15. Operating results projected for FY16 are primarily driven by the full-year benefit of a rate increase for the company’s Medicaid Temporary Assistance for Needy Families (TANF) products, provider network initiatives and the continued rationalization of this business’ administrative cost structure.

Retail segment premiums and services revenue:

•	The 4Q 2015 premiums and services revenues for the Retail segment was $11.32 billion, an increase of $1.28 billion, or 13 percent from $10.05 billion in 4Q 2014. The increase resulted primarily from an increase in average membership year over year in the company’s Medicare Advantage and stand-alone PDP offerings as well as state-based contracts together with a heavier percentage of individual commercial business in higher premium ACA-compliant plans year over year.

•	FY15 premium and services revenues for the Retail segment was $45.81 billion, an increase of $6.32 billion, or 16 percent from $39.49 billion in FY14, primarily reflecting the same factors impacting the year-over-year comparison for the fourth quarter.

Retail segment enrollment:

Individual Medicare Advantage

•	Individual Medicare Advantage membership was 2,753,400 as of December 31, 2015, an increase of 325,500, or 13 percent from 2,427,900 at December 31, 2014, and up 16,300, or 1 percent from 2,737,100 as of September 30, 2015, primarily due to net membership additions associated with the 2015 plan year, particularly HMO offerings.

•	January 2016 individual Medicare Advantage membership approximated 2,811,000, up approximately 57,600, or 2 percent from December 31, 2015, reflecting net membership additions during the recently completed Annual Election Period (AEP) for Medicare beneficiaries.

•	For FY16, the company anticipates net membership growth in its individual Medicare Advantage offerings of 100,000 to 120,000.

Group Medicare Advantage

•	Group Medicare Advantage membership was 484,100 as of December 31, 2015, a decrease of 5,600, or 1 percent from 489,700 at December 31, 2014 but up 2,800, or 1 percent, from 481,300 at September 30, 2015.

•	For FY16, the company anticipates a net membership decline in its group Medicare Advantage offerings of 120,000 to 125,000 primarily due to the loss of the large account discussed above.

Stand-alone PDP

•	Membership in the company’s stand-alone PDP offerings was 4,557,900 as of December 31, 2015, an increase of 563,900, or 14 percent from 3,994,000 at December 31, 2014, and up 48,300, or 1 percent from 4,509,600 as of September 30, 2015. These increases primarily resulted from growth in the company’s low-priced Humana-Walmart plan offering.

•	For FY16, the company anticipates net membership growth in its stand-alone PDP offerings of 300,000 to 330,000. Growth in membership in these products (excluding transitional growth related to LI-NET plans) during January 2016 approximated 240,000, or 5 percent compared to membership at December 31, 2015 with growth primarily due to higher membership in the company’s Humana-Walmart plan offering during the recently completed AEP for Medicare beneficiaries.

Individual commercial

•	Individual commercial membership of 899,100 as of December 31, 2015, was down 117,100, or 12 percent from 1,016,200 at December 31, 2014, and down 64,600, or 7 percent from 963,700 at September 30, 2015. Individual commercial membership during FY15 reflected the loss of approximately 150,000 members due to termination by CMS for lack of eligibility documentation from the member as well as the loss of members who had subscribed to non-ACA-compliant, or legacy, plans. Membership in ACA-compliant plans experienced growth in FY15, but at a lesser rate than in FY14. During 4Q 2015, ACA-compliant membership declined primarily reflecting the loss of membership associated with non-payment of premiums.

•	For FY16, the company anticipates a net membership decline in its individual commercial offerings of 200,000 to 300,000 primarily due to increases in premiums as well as benefit redesigns that took effect on January 1, 2016. Membership estimates for FY16 include the expectation of coverage termination by 50 to 60 percent of the approximately 100,000 members impacted by plan discontinuances.

State-based contracts

•	Membership (including dual-eligible demonstration members) was 373,700 as of December 31, 2015, an increase of 56,900, or 18 percent from 316,800 at December 31, 2014, and up 5,300, or 1 percent from 368,400 at September 30, 2015. These increases versus the prior year were primarily driven by the addition of membership under the Florida Medicaid contracts.

Specialty products (f)

•	Membership in individual specialty products was 1,153,100 as of December 31, 2015, a decrease of 12,700, or 1 percent from 1,165,800 at December 31, 2014, and down 34,200, or 3 percent from 1,187,300 at September 30, 2015. The sequential membership decline results primarily from lower membership in fully-insured dental offerings for individual commercial members that termed during 4Q15.

Retail segment benefits expense:

Retail segment benefit ratio	4Q 2015	4Q 2014	FY15	FY14
GAAP	87.7%	84.3%	86.7%	84.9%
PDR for certain 2016 individual commercial policies	(1.6%)	—	(0.4%)	—
Adjusted (non-GAAP) (a)	86.1%	84.3%	86.3%	84.9%

•	The 4Q 2015 Adjusted benefit ratio for the Retail segment of 86.1 percent increased 180 basis points from 84.3 percent in 4Q 2014 primarily due to:

•	Higher-than-expected medical costs as compared to the assumptions used in the company’s pricing for its individual commercial and Medicare Advantage products for 2015,

•	The effect of unfavorable year-over-year comparisons of Prior Period Development (favorable development related to Medicare Advantage products was more than offset by negative development related to individual commercial products),

•	Higher membership in state-based contracts who traditionally have higher benefit ratios than Medicare Advantage members.

Prior Period Development increased the 4Q 2015 Retail segment benefit ratio by 10 basis points versus lowering the ratio by 70 basis points for 4Q 2014.

•	The FY15 Adjusted benefit ratio for the Retail segment of 86.3 percent was 140 basis points higher than the FY14 ratio of 84.9 percent, primarily reflecting the same factors impacting the year-over-year comparisons for the fourth quarter as well as a change in estimate for 2014 net 3Rs receivables during the second quarter of 2015. As expected, the FY15 benefit ratio was also favorably impacted by the release of reserves for future policy benefits as individual commercial medical members transitioned to ACA-compliant plans. Prior Period Development lowered the FY15 Retail segment benefit ratio by 50 basis points and by 120 basis points in FY14.

•	The Retail segment Prior Period Development declined approximately $84 million year over year for 4Q 2015 and $260 million year over year for FY15 primarily reflecting the impact of lower financial claim recoveries due in part to the company’s gradual implementation of a front-end review of certain claims during 2014, changes in estimates for flu-associated claims from 4Q 2014, and continued volatility in individual commercial medical products claims. Retail segment Prior Period Development was as follows:

Retail Segment Prior Period Development (in millions) Favorable (unfavorable)	First quarter	Second quarter	Third quarter	Fourth quarter	Full Year
Prior Period Development from 2014 and prior years recognized in FY15	$188	($11)	$65	($14)	$228
Prior Period Development from 2013 and prior years recognized in FY14	$277	$58	$83	$70	$488

Retail segment operating costs:

•	The Retail segment’s operating cost ratio of 12.5 percent in 4Q 2015 decreased 80 basis points from 13.3 percent in 4Q 2014. The decrease primarily resulted from administrative cost efficiencies associated with medical membership growth in the segment and other discretionary cost reductions, partially offset by an increase in the non-deductible health insurance industry fee mandated by health care reform. The non-deductible health insurance industry fee increased the Retail segment’s operating cost ratio by approximately 170 basis points in 4Q 2015 and 120 basis points in 4Q 2014.

•	The Retail segment’s FY15 operating cost ratio of 11.2 percent decreased 40 basis points from 11.6 percent in FY14 primarily reflecting the same factors impacting the quarterly comparison. The non-deductible health insurance industry fee increased the Retail segment’s operating cost ratio by approximately 160 basis points in FY15 and 120 basis points in FY14.

Retail segment pretax results:

Retail segment pretax income (loss) (in millions)	4Q 2015	4Q 2014	FY15	FY14
GAAP	($30)	$224	$930	$1,339
PDR for certain 2016 individual commercial policies	176	—	176	—
Adjusted (non-GAAP) (a)	$146	$224	$1,106	$1,339

•	The Retail segment’s Adjusted pretax income of $146 million in 4Q 2015 compared to pretax income of $224 million in 4Q 2014, a decrease of $78 million as higher membership levels, a decline in the segment’s operating cost ratio and higher investment income year over year were more than offset by an increase in the segment’s Adjusted benefit ratio.

•	For FY15, Adjusted pretax income for the Retail Segment of $1.11 billion decreased by $233 million from FY14 pretax earnings of $1.34 billion reflecting the same factors impacting the quarterly comparison.

Humana’s Group Segment (e)

This segment consists of employer group commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and voluntary insurance benefits, as well as Administrative Services Only (ASO) products. In addition, the Group segment includes health and wellness products (primarily marketed to employer groups) and military services business, primarily the TRICARE South Region contract.

Group Segment Highlights

The Group segment’s results for FY15 outperformed management’s expectations primarily due to in line fully-insured medical results and higher-than-projected results in the company’s ASO, specialty, wellness and TRICARE operations. The company anticipates FY16 earnings for this segment to be down modestly due to lower projected medical membership as well as certain settlements associated with its TRICARE operations in FY15 not expected to recur in FY16.

Group segment premiums and services revenue:

•	The 4Q 2015 premiums and services revenues for the Group segment was $1.84 billion, down $22 million, or 1 percent from $1.86 billion in 4Q 2014, primarily reflecting declines in average fully-insured and ASO commercial group medical membership, partially offset by an increase in fully-insured commercial medical per-member premiums.

•	For FY15 premium and services revenues for the Group segment was $7.36 billion, an increase of $63 million, or 1 percent from $7.30 billion in FY14, primarily reflecting an increase in fully-insured commercial medical per-member premiums, partially offset by declines in average fully-insured and ASO commercial group medical membership.

Group segment enrollment:

•	Group fully-insured commercial medical membership was 1,178,300 at December 31, 2015, a decrease of 57,200, or 5 percent, from 1,235,500 at December 31, 2014, but was up 10,900, or 1 percent, from 1,167,400 at September 30, 2015 reflecting lower membership in both large group and small group accounts year over year, with a slight increase in large group and small group membership levels sequentially. The percent of group fully-insured commercial medical membership in small group accounts (2-99 sized employer groups) was approximately 65 percent at December 31, 2015, September 30, 2015 and December 31, 2014.

•	Group ASO commercial medical membership was 710,700 at December 31, 2015, a decline of 393,600, or 36 percent, from 1,104,300 at December 31, 2014, but up 900, or less than 1 percent from 709,800 at September 30, 2015. The year over year decline primarily reflects the loss of certain large group accounts due to continued discipline in pricing of services for self-funded accounts amid a highly competitive environment.

•	Military services membership was 3,074,400 at December 31, 2015, a decrease of 16,000, or 1 percent, from 3,090,400 at December 31, 2014, and down 8,300, or less than 1 percent, from 3,082,700 at September 30, 2015.

•	Membership in Group specialty products was 6,068,700 at December 31, 2015, a decline of 434,000, or 7 percent from 6,502,700 at December 31, 2014, and down 22,000, or less than 1 percent from 6,090,700 at September 30, 2015. These decreases primarily resulted from the loss of certain fully-insured group medical accounts that also had specialty coverage.

•	Membership in HumanaVitality®, the company’s wellness and loyalty rewards program, was 3,932,300 at December 31, 2015, an increase of 75,500, or 2 percent from 3,856,800 at December 31, 2014, and up 31,200, or 1 percent from 3,901,100 at September 30, 2015.

Group segment benefits expense:

•	The 4Q 2015 benefit ratio for the Group segment was 83.2 percent, a decrease of 120 basis points from 84.4 percent for 4Q 2014. The year-over-year decrease in the benefit ratio primarily reflected a lower impact from flu-related illnesses resulting in lower utilization, partially offset by lower Prior Period Development year over year. Prior Period Development decreased the Group segment benefit ratio by 30 basis points in 4Q 2015 and 40 basis points in 4Q 2014.

•	The FY15 benefit ratio for the Group segment of 80.2 percent increased 70 basis points from the 79.5 percent ratio for FY14. This increase primarily reflected the impact of higher specialty drug costs, net of rebates, as well as higher outpatient costs and lower Prior Period Development, partially offset by an increase in the non-deductible health insurance industry fee included in the pricing of the company’s products. Prior Period Development lowered the Group segment benefit ratio in FY15 by 10 basis points and by 40 basis points in FY14.

Group segment operating costs:

•

The Group segment’s operating cost ratio was 24.2 percent in 4Q 2015, a decrease of 210 basis points from 26.3 percent in 4Q 2014, primarily reflecting the loss of certain large ASO accounts resulting in a lower percentage of ASO business (which carries a higher operating cost ratio than fully-insured commercial business) as well as operating cost efficiencies associated with the fully-insured business. Operating cost efficiencies were the result of both sustainable cost reduction initiatives and discretionary reductions. These decreases were partially offset by the increase of the non-deductible health insurance industry fee mandated by health care reform. The non-deductible health insurance industry fee negatively impacted the Group segment’s operating cost ratio by approximately 140 basis points in 4Q 2015 and 100 basis points in 4Q 2014.

•	The Group segment’s operating cost ratio of 24.0 percent for FY15 was down 250 basis points compared to 26.5 percent for FY14 primarily reflecting the same factors impacting the year-over-year comparison for the fourth quarter. The non-deductible health insurance industry fee negatively impacted the Group segment’s operating cost ratio by approximately 140 basis points in FY15 and 100 basis points in FY14.

Group segment pretax results:

•	The 4Q 2015 Group segment pretax income of $22 million increased from a pretax loss of $24 million in 4Q 2014, primarily reflecting the segment’s lower benefit and operating cost ratios.

•	For FY15, pretax income for the Group segment of $258 million increased by $107 million versus FY14 pretax income of $151 million. The FY015 increase primarily reflects the improvement in the segment’s operating cost ratio, partially offset by the increase in the segment’s benefit ratio.

Humana’s Healthcare Services Segment (e)

This segment includes services offered to the company’s health plan members as well as to third parties, including pharmacy solutions, provider services, home based services, and clinical programs, as well as services and capabilities to advance population health.

Healthcare Services Segment Highlights

Operating performance for the Healthcare Services segment exceeded management’s expectations for FY15, primarily driven by pharmacy-related cost to fill reduction initiatives as well as better purchasing and higher mail order and specialty pharmacy usage than forecast. Additionally, high levels of Medicare membership growth as well as increased engagement of members in clinical programs have resulted in higher usage of services across this segment. FY15 results for the Healthcare Services segment reflect the sale of Concentra on June 1, 2015, with the gain on that sale being reported in the Corporate results.

Looking to FY16, the company anticipates pretax income to be slightly lower versus that for FY15 due primarily to expected growth in the company’s pharmacy businesses and improvement in clinical services earnings being largely offset by projected losses associated with the company’s provider services businesses and lower pretax income due to the sale of Concentra in June 2015. Pharmacy business earnings for FY16 are anticipated to grow more slowly than in FY15 due to lower levels of Medicare membership growth versus the prior year, membership mix changes driving lower year-over-year increases in mail-order penetration, and a recent increase in U.S. postage rates. Projected results for the company’s provider services businesses include the impact of significantly lower Medicare rates associated with CMS’ risk coding recalibration for 2016 in geographies where the company’s provider assets are located as well as continued investments in population health capabilities.

Healthcare Services segment revenues:

•	Revenue of $5.98 billion in 4Q 2015 for the Healthcare Services segment increased $641 million, or 12 percent from $5.34 billion in 4Q 2014, primarily due to growth in the company’s Medicare membership which resulted in higher utilization of the Healthcare Services businesses, partially offset by lower revenues due to the sale of the Concentra business described above.

•	FY15 revenue for the Healthcare Services segment was $23.61 billion, an increase of $3.41 billion, or 17 percent from $20.20 billion in FY14, primarily reflecting the same factors impacting the year-over-year comparison for the fourth quarter.

Healthcare Services segment operating costs:

•	The Healthcare Services segment’s operating cost ratio of 95.4 percent in 4Q 2015 decreased 100 basis points from 96.4 percent in 4Q 2014 primarily due to lower operating costs in the company’s pharmacy business together with discretionary cost reductions across the segment partially offset by the increasing percentage of pharmacy business associated with lower margin specialty drugs. Improved operating efficiency in the pharmacy business was primarily driven by lower cost of goods associated with increased purchasing scale and lower cost-to-fill primarily due to improvements in technology.

•	The Healthcare Services segment’s operating cost ratio of 95.2 percent for FY15 was 40 basis points lower compared to 95.6 percent for FY14 primarily reflecting the same factors impacting the year-over-year comparison for the fourth quarter.

Healthcare Services segment operating statistics:

•	Primary care providers in value-based (shared risk and path to risk) relationships of 45,500 at December 31, 2015 increased 8 percent from 42,300 at December 31, 2014, and was up 3 percent from 44,200 at September 30, 2015. At December 31, 2015 and September 30, 2015, 59 percent of the company’s individual Medicare Advantage members were in value-based relationships compared to 54 percent at December 31, 2014.

•	Medicare Advantage membership in the Humana Chronic Care Program rose to 590,300 at December 31, 2015, up 40 percent from 420,700 at December 31, 2014, and up 8 percent from 548,000 at September 30, 2015, reflecting enhanced predictive modeling capabilities and focus on proactive clinical outreach and member engagement.

•	Pharmacy script volumes of 103 million for 4Q 2015 increased 21 percent compared to 85 million for 4Q 2014, and up 2 percent versus 101 million for the third quarter of 2015, driven primarily by higher average medical membership.

•	FY15 pharmacy script volumes of 398 million increased 21 percent compared to 329 million for FY14 also primarily driven by higher average medical membership.

Healthcare Services segment pretax results:

•	Healthcare Services segment pretax income of $244 million in 4Q 2015 increased by $100 million from $144 million in 4Q 2014, primarily due to higher earnings in the pharmacy solutions and home based services businesses, as they serve the company’s growing Medicare membership.

•	FY15 pretax income for the Healthcare Services segment of $981 million increased by $243 million from FY14 pretax earnings of $738 million, primarily reflecting the same factors impacting year-over-year comparisons.

Footnotes

(a)	4Q 2015 and FY15

Adjusted consolidated pretax income and Adjusted EPS for 4Q 2015 exclude a premium deficiency reserve (PDR) of $176 million, or $0.74 per share, related to the company’s 2016 ACA-compliant individual commercial medical offerings, pretax transaction costs of $12 million, or $0.08 per share, associated with the pending transaction with Aetna and a pretax gain of $3 million, or approximately $0.04 per share, associated with the completion of the company’s sale of its wholly-owned subsidiary, Concentra on June 1, 2015. Adjusted consolidated pretax income and Adjusted EPS for FY15 excludes the PDR, Aetna transaction costs of $23 million, or $0.14 per share, and the pretax gain of approximately $270 million, or $1.57 per share, associated with the completion of the sale of Concentra. Pretax results and the benefit ratios for the Retail segment have also been adjusted to exclude the impact of the $176 million PDR in 4Q15 and FY15.

4Q 2014 and FY14

Adjusted consolidated pretax income and Adjusted EPS for 4Q 2014 and FY14 exclude approximately $37 million of pretax expense, or $0.15 per share associated with the early retirement of debt in the fourth quarter of 2014.

FY16

Beginning in the first quarter of 2016, the company will be including an adjustment to add back amortization expense related to identifiable intangibles to align with reporting methods used across the managed care sector. For FY16, this adjustment is estimated to approximate $0.32 per share.

The company has included these financial measures (which are not in accordance with Generally Accepted Accounting Principles (GAAP)) in its summary of financial results within this earnings release as management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. The excluded items described herein are not a recurring part of the company’s operating plan. Consequently, management uses these non-GAAP financial measures as indicators of business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

(b)	“All other operations, net” primarily includes projected changes in operating performance associated with the company’s stand-alone PDP, state-based contracts, group commercial, TRICARE, wellness and specialty businesses.
(c)	Under health care reform, premium stabilization programs, commonly referred to as the 3Rs, became effective January 1, 2014. These programs include a permanent risk adjustment program, a transitional reinsurance program, and a temporary risk corridors program designed to more evenly spread the financial risk borne by issuers and to mitigate the risk that issuers would have mispriced products. In each case, operation of the program is subject to appropriation or other federal administrative action.
(d)	On October 1, 2015, Humana and other industry participants received notification from CMS that 12.6 percent of risk corridor receivables for the 2014 coverage year would be paid on an interim basis given expected risk corridor collections for the 2014 coverage year. The risk corridor program is a three-year program and guidance from the Department of Health and Human Services (HHS) provides that risk corridor collections over the life of the three-year program will first be applied to any shortfalls from previous benefit years before application to current year obligations. Subsequent to the October 1, 2015 notification from CMS, HHS reiterated its recognition that the ACA requires the Secretary of HHS to make full payments to issuers, and that amounts unpaid following the 12.6 percent payment will be recorded as obligations of the United States Government for which full payment is required. In the event of a shortfall for the 2016 program year, HHS has asserted it will explore other sources of funding for risk corridors payments, subject to the availability of appropriations, including working with Congress on the necessary funding for outstanding risk corridor payments.
(e)	On January 1, 2015, the company realigned certain of its businesses among its financial reporting segments to correspond with internal management reporting changes and renamed its Employer Group segment the Group segment. The company’s three reportable segments remain Retail, Group, and Healthcare Services.
(f)	The company provides a full range of insured specialty products including dental, vision, other supplemental health, financial protection, and voluntary insurance benefits. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.

Cautionary Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•	Humana’s transaction with Aetna is subject to various closing conditions, including governmental and regulatory approvals as well as other uncertainties and there can be no assurances as to whether and when it may be completed.

•	The merger agreement between Humana and Aetna prohibits Humana from pursuing alternative transactions to the pending transaction with Aetna.

•	The number of shares of Aetna common stock that Humana’s stockholders will receive in the transaction is based on a fixed exchange ratio. Because the market price of Aetna’s common stock will fluctuate, Humana’s stockholders cannot be certain of the value of the portion of the transaction consideration to be paid in Aetna’s common stock.

•	While the transaction with Aetna is pending, Humana is subject to business uncertainties and contractual restrictions that could materially adversely affect Humana’s results of operations, financial position and cash flows or result in a loss of employees, customers, members or suppliers.

•	Failure to consummate the transaction with Aetna could negatively impact Humana’s results of operations, financial position and cash flows.

•	If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of health care services delivered to its members, if the company is unable to implement clinical initiatives to provide a better health care experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. We continually review estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and make necessary adjustments to our reserves, including premium deficiency reserves, where appropriate. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends, so any reserves we may establish, including premium deficiency reserves, may be insufficient.

•	If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives, state-based contract strategy, and its participation in the new health insurance exchanges, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products.

•	If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, the company’s business may be materially adversely affected.

•	Humana’s business may be materially adversely impacted by the adoption of a new coding set for diagnoses (commonly known as ICD-10), the implementation of which became effective on October 1, 2015.

•	Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes relating to rate adjustments resulting from the Balanced Budget and Emergency Deficit Control Act of 1985, as amended, commonly referred to as “sequestration”; other provider contract disputes; and qui tam litigation brought by individuals on behalf of the government) and governmental and internal investigations, any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.

•	As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government health care programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government-determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates.

•	The Health Care Reform Law, including The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments; the company’s financial position, including the company’s ability to maintain the value of its goodwill; and the company’s cash flows.

•	Humana’s participation in the new federal and state health care exchanges, which entail uncertainties associated with mix, volume of business, and the operation of premium stabilization programs, which are subject to federal administrative action, could adversely affect the company’s results of operations, financial position, and cash flows.

•	Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and cash flows.

•	If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.

•	Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.

•	Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.

•	If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.

•	Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.

•	Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.

•	The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•	Form 10-K for the year ended December 31, 2014;

•	Form 10-Q for the quarters ended March 31, 2015, June 30, 2015, September 30, 2015, and

•	Form 8-Ks filed during 2015 and 2016.

About Humana

Humana Inc., headquartered in Louisville, Ky., is a leading health and well-being company focused on making it easy for people to achieve their best health with clinical excellence through coordinated care. The company’s strategy integrates care delivery, the member experience, and clinical and consumer insights to encourage engagement, behavior change, proactive clinical outreach and wellness for the millions of people we serve across the country.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

•	Annual reports to stockholders

•	Securities and Exchange Commission filings

•	Most recent investor conference presentations

•	Quarterly earnings news releases

•	Replays of most recent earnings release conference calls

•	Calendar of events

•	Corporate Governance information

Humana Inc.

Statistical Schedules

And

Supplementary Information

4Q15 Earnings Release

Humana Inc.

Statistical Schedules and Supplementary Information

4Q15 Earnings Release

Contents

Consolidated Financial Statements
1.	Consolidated Statements of Income	(S-3 - S-4)
2.	Consolidated Balance Sheets	(S-5)
3.	Consolidated Statements of Cash Flows	(S-6 - S-7)
Operating Results Detail
4.	Consolidating Statements of Income - Quarter	(S-8 - S-9)
5.	Consolidating Statements of Income - Full Year	(S-10 - S-11)
6.	Ending Membership Detail	(S-12)
7.	Premiums and Services Revenue Detail	(S-13 - S-14)
8.	Medicare Summary	(S-15)
9.	Healthcare Services Segment Metrics	(S-16 - S-18)
Balance Sheet Detail
10.	Investments	(S-19)
11.	Benefits Payable Detail and Statistics	(S-20 - S-22)
Footnotes		(S-23)

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	Three Months Ended December 31,		Dollar	Percentage
	2015	2014	Change	Change
Revenues:
Premiums	$12,962	$11,685	$1,277	10.9%
Services	263	544	(281)	-51.7%
Investment income	136	99	37	37.4%

Total revenues	13,361	12,328	1,033	8.4%

Operating expenses:
Benefits	11,116	9,749	1,367	14.0%
Operating costs	1,868	2,121	(253)	-11.9%
Depreciation and amortization	88	87	1	1.1%

Total operating expenses	13,072	11,957	1,115	9.3%

Income from operations	289	371	(82)	-22.1%
Gain on sale of business	3	—	3	n/a
Interest expense	46	84	(38)	-45.2%

Income before income taxes	246	287	(41)	-14.3%
Provision for income taxes	145	142	3	2.1%

Net income	$101	$145	$(44)	-30.3%

Basic earnings per common share	$0.68	$0.96	$(0.28)	-29.2%
Diluted earnings per common share	$0.67	$0.94	$(0.27)	-28.7%

Shares used in computing basic earnings per common share (000’s)	148,970	151,732
Shares used in computing diluted earnings per common share (000’s)	150,606	153,572

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	Year ended December 31,		Dollar	Percentage
	2015	2014	Change	Change
Revenues:
Premiums	$52,409	$45,959	$6,450	14.0%
Services	1,406	2,164	(758)	-35.0%
Investment income	474	377	97	25.7%

Total revenues	54,289	48,500	5,789	11.9%

Operating expenses:
Benefits	44,269	38,166	6,103	16.0%
Operating costs	7,318	7,639	(321)	-4.2%
Depreciation and amortization	355	333	22	6.6%

Total operating expenses	51,942	46,138	5,804	12.6%

Income from operations	2,347	2,362	(15)	-0.6%
Gain on sale of business	270	—	270	n/a
Interest expense	186	192	(6)	-3.1%

Income before income taxes	2,431	2,170	261	12.0%
Provision for income taxes	1,155	1,023	132	12.9%

Net income	$1,276	$1,147	$129	11.2%

Basic earnings per common share	$8.54	$7.44	$1.10	14.8%
Diluted earnings per common share	$8.44	$7.36	$1.08	14.7%

Shares used in computing basic earnings per common share (000’s)	149,455	154,187
Shares used in computing diluted earnings per common share (000’s)	151,142	155,874

Humana Inc.

Consolidated Balance Sheets

Dollars in millions, except share amounts

	December 31, 2015	December 31, 2014	YTD Change
			Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$2,571	$1,935
Investment securities	7,267	7,598
Receivables, net	1,161	1,053
Other current assets	4,712	4,007
Assets held-for-sale	—	943

Total current assets	15,711	15,536	$175	1.1%

Property and equipment, net	1,384	1,228
Long-term investment securities	1,843	1,949
Goodwill	3,265	3,231
Other long-term assets	2,502	1,583

Total assets	$24,705	$23,527	$1,178	5.0%

Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	$4,976	$4,475
Trade accounts payable and accrued expenses	2,212	2,095
Book overdraft	301	334
Unearned revenues	364	361
Short-term borrowings	299	—
Liabilities held-for-sale	—	206

Total current liabilities	8,152	7,471	$681	9.1%

Long-term debt	3,821	3,825
Future policy benefits payable	2,151	2,349
Other long-term liabilities	235	236

Total liabilities	14,359	13,881	$478	3.4%

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,372,059 issued at December 31, 2015	33	33
Capital in excess of par value	2,530	2,330
Retained earnings	11,017	9,916
Accumulated other comprehensive income	58	223
Treasury stock, at cost, 50,084,043 shares at December 31, 2015	(3,292)	(2,856)

Total stockholders’ equity	10,346	9,646	$700	7.3%

Total liabilities and stockholders’ equity	$24,705	$23,527	$1,178	5.0%

Debt-to-total capitalization ratio	28.5%	28.4%

Return on Invested Capital (ROIC) based on Net Operating Profit After Tax (NOPAT) - trailing 12 months	10.0%	10.0%

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	Three Months Ended December 31,		Dollar	Percentage
	2015	2014	Change	Change
Cash flows from operating activities
Net income	$101	$145
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of business	(3)	—
Depreciation	91	88
Other intangible amortization	21	36
Net realized capital gains	(58)	(11)
Stock-based compensation	17	22
Benefit for deferred income taxes	(15)	(34)
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(175)	(164)
Other assets	208	8
Benefits payable	54	(201)
Other liabilities	11	175
Unearned revenues	67	115
Other, net	18	14

Net cash provided by operating activities	337	193	$144	74.6%

Cash flows from investing activities
Proceeds from sale of business	6	—
Acquisitions, net of cash acquired	—	(15)
Purchases of property and equipment	(139)	(167)
Proceeds from sales of property and equipment	1	—
Purchases of investment securities	(2,394)	(934)
Maturities of investment securities	184	183
Proceeds from sales of investment securities	2,045	1,238

Net cash (used in) provided by investing activities	(297)	305	($602)	-197.4%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	688	(176)
Proceeds from issuance of commercial paper, net	288	—
Repayments of long-term debt	—	(500)
Change in book overdraft	5	67
Common stock repurchases	(5)	(602)
Excess tax benefit from stock-based compensation	—	2
Dividends paid	(43)	(43)
Proceeds from stock option exercises and other	1	(16)

Net cash provided by (used in) financing activities	934	(1,268)	$2,202	173.7%

Increase (decrease) in cash and cash equivalents	974	(770)
Cash and cash equivalents at beginning of period	1,597	2,705

Cash and cash equivalents at end of period	$2,571	$1,935

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	Year Ended December 31,		Dollar	Percentage
	2015	2014	Change	Change
Cash flows from operating activities
Net income	$1,276	$1,147
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of business	(270)	—
Depreciation	354	328
Other intangible amortization	93	121
Net realized capital gains	(146)	(20)
Stock-based compensation	109	98
Benefit for deferred income taxes	(2)	(64)
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(119)	(232)
Other assets	(872)	(952)
Benefits payable	501	582
Other liabilities	(129)	413
Unearned revenues	3	155
Other, net	70	42

Net cash provided by operating activities	868	1,618	($750)	-46.4%

Cash flows from investing activities
Proceeds from sale of business	1,061	72
Acquisitions, net of cash acquired	(38)	(18)
Purchases of property and equipment	(523)	(528)
Proceeds from sales of property and equipment	1	—
Purchases of investment securities	(6,739)	(2,883)
Maturities of investment securities	1,065	885
Proceeds from sales of investment securities	5,493	2,409

Net cash provided by (used in) investing activities	320	(63)	$383	607.9%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	(296)	(919)
Proceeds from issuance of senior notes, net	—	1,733
Proceeds from issuance of commercial paper, net	298	—
Repayments of long-term debt	—	(500)
Change in book overdraft	(33)	(69)
Common stock repurchases	(385)	(872)
Excess tax benefit from stock-based compensation	15	12
Dividends paid	(172)	(172)
Proceeds from stock option exercises and other	21	29

Net cash used in financing activities	(552)	(758)	$206	27.2%

Increase in cash and cash equivalents	636	797
Cash and cash equivalents at beginning of period	1,935	1,138

Cash and cash equivalents at end of period	$2,571	$1,935

Humana Inc.

Consolidating Statements of Income - 4Q15

In millions

			Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues - external customers
Premiums:
Individual Medicare Advantage	$7,343	$—	$—	$—	$—	$7,343
Group Medicare Advantage	1,400	—	—	—	—	1,400
Medicare stand-alone PDP	931	—	—	—	—	931

Total Medicare	9,674	—	—	—	—	9,674

Fully-insured	980	1,368	—	—	—	2,348
Specialty	66	260	—	—	—	326
Medicaid and other (A)	599	5	—	10	—	614

Total premiums	11,319	1,633	—	10	—	12,962

Services revenue:
Provider	—	11	65	—	—	76
ASO and other (B)	2	173	—	4	—	179
Pharmacy	—	—	8	—	—	8

Total services revenue	2	184	73	4	—	263

Total revenues - external customers	11,321	1,817	73	14	—	13,225

Intersegment revenues
Services	—	25	4,640	—	(4,665)	—
Products	—	—	1,269	—	(1,269)	—

Total intersegment revenues	—	25	5,909	—	(5,934)	—

Investment income	38	8	—	23	67	136

Total revenues	11,359	1,850	5,982	37	(5,867)	13,361

Operating expenses:
Benefits	9,927	1,358	—	21	(190)	11,116
Operating costs	1,410	446	5,707	4	(5,699)	1,868
Depreciation and amortization	52	24	31	—	(19)	88

Total operating expenses	11,389	1,828	5,738	25	(5,908)	13,072

Income (loss) from operations	(30)	22	244	12	41	289
Gain on sale of business	—	—	—	—	3	3
Interest expense	—	—	—	—	46	46

Income (loss) before income taxes	$(30)	$22	$244	$12	$(2)	$246

Benefit ratio	87.7%	83.2%				85.8%
Operating cost ratio	12.5%	24.2%	95.4%			14.1%

Humana Inc.

Consolidating Statements of Income - 4Q14 Recast (C )

In millions

	Retail	Group	Healthcare Services	Other Businesses	Eliminations/ Corporate	Consolidated
Revenues - external customers
Premiums:
Individual Medicare Advantage	$6,407	$—	$—	$—	$—	$6,407
Group Medicare Advantage	1,359	—	—	—	—	1,359
Medicare stand-alone PDP	792	—	—	—	—	792

Total Medicare	8,558	—	—	—	—	8,558

Fully-insured	902	1,354	—	—	—	2,256
Specialty	64	274	—	—	—	338
Medicaid and other (A)	520	4	—	9	—	533

Total premiums	10,044	1,632	—	9	—	11,685

Services revenue:
Provider	—	6	303	—	—	309
ASO and other (B)	2	205	—	1	—	208
Pharmacy	—	—	27	—	—	27

Total services revenue	2	211	330	1	—	544

Total revenues - external customers	10,046	1,843	330	10	—	12,229

Intersegment revenues
Services	—	21	4,014	—	(4,035)	—
Products	—	—	997	—	(997)	—

Total intersegment revenues	—	21	5,011	—	(5,032)	—

Investment income	26	6	—	15	52	99

Total revenues	10,072	1,870	5,341	25	(4,980)	12,328

Operating expenses:
Benefits	8,464	1,377	—	29	(121)	9,749
Operating costs	1,339	491	5,150	3	(4,862)	2,121
Depreciation and amortization	45	26	47	(2)	(29)	87

Total operating expenses	9,848	1,894	5,197	30	(5,012)	11,957

Income (loss) from operations	224	(24)	144	(5)	32	371
Interest expense	—	—	—	—	84	84

Income (loss) before income taxes	$224	$(24)	$144	$(5)	$(52)	$287

Benefit ratio	84.3%	84.4%				83.4%
Operating cost ratio	13.3%	26.3%	96.4%			17.3%

Humana Inc.

Consolidating Statements of Income - FY15

In millions

			Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues - external customers
Premiums:
Individual Medicare Advantage	$29,526	$—	$—	$—	$—	$29,526
Group Medicare Advantage	5,588	—	—	—	—	5,588
Medicare stand-alone PDP	3,846	—	—	—	—	3,846

Total Medicare	38,960	—	—	—	—	38,960

Fully-insured	4,243	5,493	—	—	—	9,736
Specialty	261	1,055	—	—	—	1,316
Medicaid and other (A)	2,341	21	—	35	—	2,397

Total premiums	45,805	6,569	—	35	—	52,409

Services revenue:
Provider	—	40	655	—	—	695
ASO and other (B)	9	658	—	14	—	681
Pharmacy	—	—	30	—	—	30

Total services revenue	9	698	685	14	—	1,406

Total revenues - external customers	45,814	7,267	685	49	—	53,815

Intersegment revenues
Services	—	93	17,997	—	(18,090)	—
Products	—	—	4,923	—	(4,923)	—

Total intersegment revenues	—	93	22,920	—	(23,013)	—

Investment income	134	26	—	76	238	474

Total revenues	45,948	7,386	23,605	125	(22,775)	54,289

Operating expenses:
Benefits	39,708	5,266	—	87	(792)	44,269
Operating costs	5,118	1,769	22,481	14	(22,064)	7,318
Depreciation and amortization	192	93	143	—	(73)	355

Total operating expenses	45,018	7,128	22,624	101	(22,929)	51,942

Income from operations	930	258	981	24	154	2,347
Gain on sale of business	—	—	—	—	270	270
Interest expense	—	—	—	—	186	186

Income before income taxes	$930	$258	$981	$24	$238	$2,431

Benefit ratio	86.7%	80.2%				84.5%
Operating cost ratio	11.2%	24.0%	95.2%			13.6%

Humana Inc.

Consolidating Statements of Income - FY14 Recast (C )

In millions

			Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues - external customers
Premiums:
Individual Medicare Advantage	$25,782	$—	$—	$—	$—	$25,782
Group Medicare Advantage	5,490	—	—	—	—	5,490
Medicare stand-alone PDP	3,404	—	—	—	—	3,404

Total Medicare	34,676	—	—	—	—	34,676

Fully-insured	3,265	5,339	—	—	—	8,604
Specialty	256	1,098	—	—	—	1,354
Medicaid and other (A)	1,255	19	—	51	—	1,325

Total premiums	39,452	6,456	—	51	—	45,959

Services revenue:
Provider	—	23	1,254	—	—	1,277
ASO and other (B)	39	740	—	9	—	788
Pharmacy	—	—	99	—	—	99

Total services revenue	39	763	1,353	9	—	2,164

Total revenues - external customers	39,491	7,219	1,353	60	—	48,123

Intersegment revenues
Services	—	78	15,098	—	(15,176)	—
Products	—	—	3,749	—	(3,749)	—

Total intersegment revenues	—	78	18,847	—	(18,925)	—

Investment income	97	23	—	60	197	377

Total revenues	39,588	7,320	20,200	120	(18,728)	48,500

Operating expenses:
Benefits	33,508	5,130	—	102	(574)	38,166
Operating costs	4,576	1,936	19,307	17	(18,197)	7,639
Depreciation and amortization	165	103	155	—	(90)	333

Total operating expenses	38,249	7,169	19,462	119	(18,861)	46,138

Income from operations	1,339	151	738	1	133	2,362
Interest expense	—	—	—	—	192	192

Income (loss) before income taxes	$1,339	$151	$738	$1	$(59)	$2,170

Benefit ratio	84.9%	79.5%				83.0%
Operating cost ratio	11.6%	26.5%	95.6%			15.9%

Humana Inc.

Ending Membership Detail

In thousands

		Average 4Q15		Year-over-Year Change			Sequential Change
	December 31, 2015		December 31, 2014	Amount	Percent	September 30, 2015	Amount	Percent
Medical Membership:
Retail
Individual Medicare Advantage	2,753.4	2,748.4	2,427.9	325.5	13.4%	2,737.1	16.3	0.6%
Group Medicare Advantage	484.1	483.3	489.7	(5.6)	-1.1%	481.3	2.8	0.6%
Medicare stand-alone PDPs	4,557.9	4,545.6	3,994.0	563.9	14.1%	4,509.6	48.3	1.1%

Total Medicare	7,795.4	7,777.3	6,911.6	883.8	12.8%	7,728.0	67.4	0.9%

Individual commercial	899.1	926.2	1,016.2	(117.1)	-11.5%	963.7	(64.6)	-6.7%
State-based contracts (D)	373.7	371.9	316.8	56.9	18.0%	368.4	5.3	1.4%
Medicare Supplement	158.6	158.2	131.9	26.7	20.2%	157.1	1.5	1.0%

Total Retail	9,226.8	9,233.6	8,376.5	850.3	10.2%	9,217.2	9.6	0.1%

Group
Fully-insured medical commercial	1,178.3	1,170.2	1,235.5	(57.2)	-4.6%	1,167.4	10.9	0.9%
ASO commercial	710.7	707.4	1,104.3	(393.6)	-35.6%	709.8	0.9	0.1%
Military services	3,074.4	3,078.8	3,090.4	(16.0)	-0.5%	3,082.7	(8.3)	-0.3%

Total Group	4,963.4	4,956.4	5,430.2	(466.8)	-8.6%	4,959.9	3.5	0.1%

Other Businesses
Long-term care and other	32.6	32.7	35.0	(2.4)	-6.9%	33.0	(0.4)	-1.2%

Total Other Businesses	32.6	32.7	35.0	(2.4)	-6.9%	33.0	(0.4)	-1.2%

Total Medical Membership	14,222.8	14,222.7	13,841.7	381.1	2.8%	14,210.1	12.7	0.1%

Detail of Individual commercial
ACA compliant:
On-Exchange	567.3	584.6	554.8	12.5	2.3%	609.6	(42.3)	-6.9%
Off-Exchange	190.6	197.3	131.5	59.1	44.9%	204.8	(14.2)	-6.9%
Non-ACA compliant (legacy)	141.2	144.3	329.9	(188.7)	-57.2%	149.3	(8.1)	-5.4%

Total individual commercial	899.1	926.2	1,016.2	(117.1)	-11.5%	963.7	(64.6)	-6.7%

Specialty Membership:
Retail
Dental - fully-insured	846.3	857.2	828.5	17.8	2.1%	873.9	(27.6)	-3.2%
Vision	195.6	196.9	208.4	(12.8)	-6.1%	199.3	(3.7)	-1.9%
Other supplemental benefits (E)	111.2	112.0	128.9	(17.7)	-13.7%	114.1	(2.9)	-2.5%

Total Retail	1,153.1	1,166.1	1,165.8	(12.7)	-1.1%	1,187.3	(34.2)	-2.9%

Group
Dental- fully -insured	2,198.7	2,197.2	2,370.5	(171.8)	-7.2%	2,204.1	(5.4)	-0.2%
Dental - ASO	763.4	762.8	772.4	(9.0)	-1.2%	764.6	(1.2)	-0.2%
Vision	1,977.7	1,976.2	2,103.3	(125.6)	-6.0%	1,978.6	(0.9)	0.0%
Other supplemental benefits (E)	1,128.9	1,131.7	1,256.5	(127.6)	-10.2%	1,143.4	(14.5)	-1.3%

Total Group	6,068.7	6,067.9	6,502.7	(434.0)	-6.7%	6,090.7	(22.0)	-0.4%

Total Specialty Membership	7,221.8	7,234.0	7,668.5	(446.7)	-5.8%	7,278.0	(56.2)	-0.8%

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

	Three Months Ended December 31,				Per Member per Month (F) Three Months Ended December 31,
			Dollar	Percentage
	2015	2014	Change	Change	2015	2014
Premiums and Services Revenue
Retail:
Individual Medicare Advantage	$7,343	$6,407	$936	14.6%	$891	$883
Group Medicare Advantage	1,400	1,359	41	3.0%	966	928
Medicare stand-alone PDPs	931	792	139	17.6%	68	66
Individual commercial	901	837	64	7.6%	324	269
State-based contracts (D)	599	520	79	15.2%	537	559
Medicare Supplemental	79	65	14	21.5%	166	165
Specialty	66	64	2	3.1%	19	18
Other services	2	2	—	0.0%

Total Retail	11,321	10,046	1,275	12.7%

Group:
Fully-insured medical commercial	1,368	1,354	14	1.0%	390	371
Specialty	260	274	(14)	-5.1%	16	16
Commercial ASO & other services (B)	112	121	(9)	-7.4%
Military services (G)	102	115	(13)	-11.3%

Total Group	1,842	1,864	(22)	-1.2%

Healthcare Services:
Pharmacy solutions	5,301	4,524	777	17.2%
Provider services	351	559	(208)	-37.2%
Home based services	279	204	75	36.8%
Clinical programs	51	54	(3)	-5.6%

Total Healthcare Services	5,982	5,341	641	12.0%

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

					Per Member per Month (F)
	Year Ended December 31,		Dollar	Percentage	Year Ended December 31,
	2015	2014	Change	Change	2015	2014
Premiums and Services Revenue
Retail:
Individual Medicare Advantage	$29,526	$25,782	$3,744	14.5%	$906	$906
Group Medicare Advantage	5,588	5,490	98	1.8%	978	950
Medicare stand-alone PDPs	3,846	3,404	442	13.0%	72	73
Individual commercial	3,939	3,020	919	30.4%	330	264
State-based contracts (D)	2,341	1,255	1,086	86.5%	551	506
Medicare Supplemental	304	245	59	24.1%	165	164
Specialty	261	256	5	2.0%	18	18
Other services	9	39	(30)	-76.9%

Total Retail	45,814	39,491	6,323	16.0%

Group:
Fully-insured medical commercial	5,493	5,339	154	2.9%	388	368
Specialty	1,055	1,098	(43)	-3.9%	16	16
Commercial ASO & other services (B)	414	448	(34)	-7.6%
Military services (G)	398	412	(14)	-3.4%

Total Group	7,360	7,297	63	0.9%

Healthcare Services:
Pharmacy solutions	20,581	17,004	3,577	21.0%
Provider services	1,806	2,296	(490)	-21.3%
Home based services	1,015	692	323	46.7%
Clinical programs	203	208	(5)	-2.4%

Total Healthcare Services	23,605	20,200	3,405	16.9%

Humana Inc.

Medicare Summary

Premiums in millions, except per member per month

Membership in thousands

					Per Member per Month (F)
	Three Months Ended December 31,		Year-over-year Change		Three Months Ended December 31,
	2015	2014	Amount	Percent	2015	2014
Premiums
Medicare Advantage	$8,743	$7,766	$977	12.6%	$902	$890
Medicare stand-alone PDPs	931	792	139	17.6%	68	66

Total Medicare	$9,674	$8,558	$1,116	13.0%

					Per Member per Month (F)
	Year Ended December 31,		Year-over-year Change		Year Ended December 31,
	2015	2014	Amount	Percent	2015	2014
Premiums
Medicare Advantage	$35,114	$31,272	$3,842	12.3%	$917	$913
Medicare stand-alone PDPs	3,846	3,404	442	13.0%	72	73

Total Medicare	$38,960	$34,676	$4,284	12.4%

			Year-over-year Change
	December 31, 2015	December 31, 2014	Amount	Percent
Fully-Insured Membership
Medicare Advantage	3,237.5	2,917.6	319.9	11.0%
Medicare stand-alone PDPs	4,557.9	3,994.0	563.9	14.1%

Total Medicare	7,795.4	6,911.6	883.8	12.8%

			Member Mix
			December 31,	December 31,
	December 31, 2015	December 31, 2014	2015	2014
Individual Medicare Advantage Membership
HMO	1,566.8	1,309.1	56.9%	53.9%
PPO	1,186.6	1,118.8	43.1%	46.1%

Total Individual Medicare Advantage	2,753.4	2,427.9	100.0%	100.0%

Individual Medicare Advantage Membership
Shared Risk (H)	862.6	709.0	31.3%	29.2%
Path to Risk (I)	770.5	592.0	28.0%	24.4%

Total Value-based	1,633.1	1,301.0	59.3%	53.6%
Other	1,120.3	1,126.9	40.7%	46.4%

Total Individual Medicare Advantage	2,753.4	2,427.9	100.0%	100.0%

Humana Inc.

Healthcare Services Segment Metrics

	Quarter Ended	Quarter Ended			Quarter Ended
	December 31, 2015	December 31, 2014	Difference		September 30, 2015	Difference
Primary Care Providers:
Shared Risk (H)
Owned / JV	1,800	2,800	(1,000)	-35.7%	1,700	100	5.9%
Contracted	15,100	11,800	3,300	28.0%	15,300	(200)	-1.3%
Path to Risk (I)	28,600	27,700	900	3.2%	27,200	1,400	5.1%

Total Value-based	45,500	42,300	3,200	7.6%	44,200	1,300	2.9%

Medicare Care Management Professionals:
Employed (J)	6,700	5,800	900	15.5%	6,500	200	3.1%
Contracted (K)	10,400	12,200	(1,800)	-14.8%	12,500	(2,100)	-16.8%

Total	17,100	18,000	(900)	-5.0%	19,000	(1,900)	-10.0%

Care Management Statistics:
Number of Medicare Advantage members with complex chronic conditions in Humana Chronic Care Program	590,300	420,700	169,600	40.3%	548,000	42,300	7.7%

Number of high-risk discharges enrolled in Humana Transitions Program (L)	56,900	45,700	11,200	24.5%	55,900	1,000	1.8%

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	Quarter Ended	Quarter Ended	Year-over-Year		Quarter Ended	Sequential
	December 31, 2015	December 31, 2014	Difference		September 30, 2015	Difference
Pharmacy:
Generic Dispense Rate
Retail	90.0%	88.9%	1.1%		89.9%	0.1%
Group	82.8%	81.4%	1.4%		83.0%	-0.2%
Total	89.6%	88.4%	1.2%		89.5%	0.1%

Mail-Order Penetration
Retail	26.5%	24.0%	2.5%		26.2%	0.3%
Group	9.0%	9.2%	-0.2%		8.8%	0.2%
Total	25.5%	23.0%	2.5%		25.2%	0.3%

				Percentage			Percentage
			Difference	Change		Difference	Change
Script volume (M)
Retail	97,600	79,900	17,700	22.2%	95,500	2,100	2.2%
Group	5,300	5,400	(100)	-1.9%	5,100	200	3.9%

Total	102,900	85,300	17,600	20.6%	100,600	2,300	2.3%

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	Year ended	Year ended	Year-over-Year
	December 31, 2015	December 31, 2014	Difference
Pharmacy:
Generic Dispense Rate
Retail	89.8%	88.6%	1.2%
Group	83.0%	81.1%	1.9%
Total	89.4%	88.1%	1.3%

Mail-Order Penetration
Retail	26.0%	24.0%	2.0%
Group	8.7%	9.3%	-0.6%
Total	25.1%	23.1%	2.0%

				Percentage
			Difference	Change
Script volume (M)
Retail	377,300	307,900	69,400	22.5%
Group	20,700	21,100	(400)	-1.9%

Total	398,000	329,000	69,000	21.0%

Humana Inc.

Investments

Dollars in millions

	Fair value
	12/31/2015	9/30/2015	12/31/2014
Investment Portfolio:
Cash & cash equivalents	$2,571	$1,597	$1,935
Investment securities	7,267	7,423	7,598
Long-term investment securities	1,843	1,879	1,949

Total investment portfolio	$11,681	$10,899	$11,482

Duration (N)	4.05	4.27	4.14

Average Credit Rating	AA	AA-	AA-

Investment Portfolio Detail:
Cash and cash equivalents	$2,571	$1,597	$1,935

U.S. Government and agency obligations
U.S. Treasury and agency obligations	332	328	374
U.S. Government residential mortgage-backed	1,857	1,550	1,477
U.S. Government commercial mortgage-backed	34	17	21

Total U.S. Government and agency obligations	2,223	1,895	1,872

Tax-exempt municipal securities
Pre-refunded	178	251	199
Insured	173	250	484
Other	2,312	2,245	2,376
Auction rate securities	5	5	9

Total tax-exempt municipal securities	2,668	2,751	3,068

Residential mortgage-backed	13	13	17
Commercial mortgage-backed	985	1,031	843
Asset-backed securities	263	273	29
Corporate securities
Financial services	735	835	772
Other	2,223	2,504	2,946

Total corporate securities	2,958	3,339	3,718

Total investment portfolio	$11,681	$10,899	$11,482

Humana Inc.

Detail of Benefits Payable Balance and Year-to-Date Changes

Dollars in millions

	December 31,	September 30,	December 31,
	2015	2015	2014
Detail of benefits payable
IBNR (O)	$3,730	$3,667	$3,254
Reported Claims in Process (P)	600	576	475
Premium Deficiency Reserve (Q)	176	—	—
Other Benefits Payable (R)	470	679	746

Total Benefits Payable	$4,976	$4,922	$4,475

	Year Ended	Nine Months Ended	Year Ended
	December 31, 2015	September 30, 2015	December 31, 2014
Year-to-date changes in benefits payable, excluding military services

Balances at January 1	$4,475	$4,475	$3,893
Less: Reinsurance recoverables (S)	(78)	(78)	—

Balances at January 1, net	4,397	4,397	3,893

Incurred related to:
Current year	44,397	33,482	38,641
Prior years (T)	(236)	(245)	(518)

Total incurred	44,161	33,237	38,123

Paid related to:
Current year	(39,802)	(28,828)	(34,357)
Prior years	(4,041)	(3,982)	(3,262)

Total paid	(43,843)	(32,810)	(37,619)

Premium Deficiency Reserve	176	—	—
Reinsurance recoverables (S)	85	98	78

Balances at end of period	4,976	$4,922	$4,475

	Year Ended	Nine Months Ended	Year Ended
	December 31, 2015	September 30, 2015	December 31, 2014
Summary of Consolidated Benefit Expense:
Total benefit expense incurred, per above	$44,161	$33,237	$38,123
Military services benefit expense	12	9	11
Premium Deficiency Reserve	176	—	—
Future policy benefit expense (U)	(80)	(93)	32

Consolidated Benefit Expense	$44,269	$33,153	$38,166

Humana Inc.

Benefits Payable Statistics (V)

Receipt Cycle Time (W)

	2015	2014	Change	Percentage Change
1st Quarter Average	13.9	13.6	0.3	2.2%
2nd Quarter Average	14.0	13.5	0.5	3.7%
3rd Quarter Average	13.8	13.4	0.4	3.0%
4th Quarter Average	14.3	13.5	0.8	5.9%

Full Year Average	14.0	13.5	0.5	3.7%

Unprocessed Claims Inventories (X)

Date	Estimated Valuation (millions)	Number of Days on Hand
6/30/2014	$817	7.3
9/30/2014	$823	7.1
12/31/2014	$782	6.4
3/31/2015	$862	6.7
6/30/2015	$779	5.6
9/30/2015	$920	6.8

12/31/2015	$844	5.8

Humana Inc.

Benefits Payable Statistics (Continued) (V)

Days in Claims Payable (Y)

Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
12/31/2013	47.8	(0.7)	-1.4%
3/31/2014	47.7	(1.3)	-2.7%
6/30/2014	48.7	(2.0)	-3.9%
9/30/2014	46.6	(2.9)	-5.9%
12/31/2014	43.5	(4.3)	-9.0%
3/31/2015	42.8	(4.9)	-10.3%
6/30/2015	41.1	(7.6)	-15.6%
9/30/2015	43.4	(3.2)	-6.9%

12/31/2015	41.6	(1.9)	-4.4%

Change in Days in Claims Payable (Y, Z)

	1Q	2Q	3Q	4Q	FY	FY
	2015	2015	2015	2015	2015	2014
DCP - beginning of period	43.5	42.8	41.1	43.4	43.5	47.8
Components of change in DCP:
Change in unprocessed claims inventories	0.7	(0.7)	1.2	(0.7)	0.5	1.5
Change in processed claims inventories	0.2	—	0.4	(0.1)	0.5	0.4
Change in pharmacy payment cutoff	0.2	(0.1)	—	0.1	0.2	—
Change due to provider surplus accruals and related settlements (AA)	(0.4)	0.9	(1.0)	(1.4)	(1.9)	(3.8)
All other (BB)	(1.4)	(1.8)	1.7	0.3	(1.2)	(2.4)

DCP - end of period	42.8	41.1	43.4	41.6	41.6	43.5

Humana Inc.

Footnotes to Statistical Schedules and Supplementary Information

4Q 2015 Earnings Release

(A)	The Medicaid and other category include the company’s Medicaid and military services businesses as well as the closed block of long-term care insurance policies.
(B)	The ASO and other category is primarily comprised of Administrative Services Only (ASO) fees and other ancillary services fees.
(C)	On January 1, 2015, the company realigned certain of its businesses among its financial reporting segments to correspond with internal management reporting changes and renamed its Employer Group segment the Group segment. The company’s three reportable segments remain Retail, Group, and Healthcare Services.
(D)	Includes Medicaid Temporary Assistance for Needy Families (TANF), dual-eligible demonstration, and Long-Term Support Services (LTSS) from state-based contracts.
(E)	Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(F)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(G)	The majority of Military services revenues are generally not contracted on a per-member basis.
(H)	In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated Shared Risk arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.
(I)	A Path to Risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.
(J)	Based on full-time employee equivalent counts that include clinicians responsible for managing and coordinating member care. Excludes professionals that support the non-clinical aspects of care.
(K)	Based on employee headcount figures that include clinicians responsible for managing and coordinating member care. Excludes professionals that support the non-clinical aspects of care.
(L)	Includes the number of high-risk discharges enrolled in the Humana Transitions Program over the last 12 months.
(M)	Script volume is presented on an adjusted 30-day equivalent basis.
(N)	Duration is the time-weighted average of the present value of the fixed income portfolio cash flows.
(O)	IBNR represents an estimate of benefits expense payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, medical claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in a lower IBNR). IBNR includes unprocessed claims inventories.
(P)	Reported claims in process represents the estimated valuation of processed claims that are in the post-claim adjudication process, which consists of administrative functions such as audit and check batching and handling, as well as amounts owed to the company’s pharmacy benefit administrator, which fluctuate due to bi-weekly payments and the month-end cutoff.
(Q)	In the fourth quarter of 2015, the company recorded a premium deficiency reserve related to its 2016 Affordable Care Act (ACA) compliant individual commercial medical policies. The amount included in benefits payable represents the unamortized portion of that reserve.
(R)	Other benefits payable primarily include amounts owed to providers under capitated and risk sharing arrangements.
(S)	Represents reinsurance recoverables associated with the company’s state-based Medicaid contract in Kentucky.
(T)	Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company’s estimate of medical claim reserves during the quarter.
(U)	Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet. 2015 amounts reflect the release of reserves for future policy benefits as individual medical members transitioned to plans compliant with the ACA.
(V)	Benefits payable statistics represents fully-insured medical claims data and exclude military services claims data and specialty benefits.
(W)	The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Receipt cycle time data for the company’s largest claim processing platforms represent approximately 99% of the company’s fully-insured medical claims volume. Pharmacy and specialty claims, including dental, vision and other supplemental benefits are excluded from this measurement.
(X)	Unprocessed claim inventories, included in IBNR, represent fully-insured medical claims which have not been adjudicated and completely processed. These claims can be received but not entered into the claims system, pended for further review prior to final processing, or held due to prepay edits. Number of days on hand represents the estimated unprocessed inventory value divided by the average processed dollars per day for the quarter.
(Y)	A common metric for monitoring benefits payable levels relative to the benefit expense is days in claims payable, or DCP, which represents the benefits payable at the end of the period divided by average benefits expense per day in the quarterly period. This metric excludes military services, Medicare stand-alone PDPs, reinsurance expense relate to commercial individual and long-duration products, and the premium deficiency reserve recorded during 4Q15 related to the 2016 ACA – compliant individual commercial medical policies.
(Z)	DCP fluctuates due to a number of factors, the more significant of which are detailed in this rollforward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter.
(AA)	Provider surplus accruals represent portions of capitation payments set aside to pay future settlements for capitated providers. Related settlements generally happen over a 12-month period. However, in 2014 and 2015, amounts related to provider surpluses accrued in 2013 and prior were settled resulting in negative impact to DCP since the related expenses were recorded in prior years. The company believes it has now paid substantially all settlements related to 2013 and prior.
(BB)	The “All Other” component in the DCP rollforward primarily includes items related to claim payment processes, the impact of pharmacy costs, and other expenses that impact benefits expense differently than the liability. Changes in claim payment-processes would primarily include (1) gradual implementation during 2014 of inpatient authorization review prior to admission as opposed to post adjudication and (2) changes in certain components of claim payment cycle time.